Exhibit 99.1

For information contact Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING REPORTS SECOND QUARTER EARNINGS

(LAS VEGAS) August 8, 2006 — Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of their operations for the second quarter and six-month period ended June 30, 2006.

The Company reported revenues of $147.0 million for the three months ended June 30, 2006, an increase of 3%, or $4.7 million, compared with $142.3 million in the prior year’s quarter. The Company recorded net income of $11.3 million for the three months ended June 30, 2006, compared with net income of $14.2 million in the prior year’s quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $29.8 million for the quarter ended June 30, 2006, compared with EBITDA of $32.0 million for the same quarter in 2005.

The Company reported revenues of $299.7 million for the six months ended June 30, 2006, an increase of 10%, or $27.4 million, compared with $272.3 million in the prior year period.  Net income was $28.5 million for the six months ended June 30, 2006, compared with net income of $30.4 million in the prior year period. EBITDA was $64.8 million for the six months ended June 30, 2006, an increase of 2%, or $1.0 million, compared with EBITDA of $63.8 million for the same period in 2005.

See footnote (6) to “Selected Financial Information” below for a detailed definition of EBITDA and a discussion of the reasons the Company uses EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of consolidated EBITDA, a non-GAAP measure, to net income.

Conference Call Information

The Company will host a conference call to discuss its second quarter 2006 financial results on Wednesday, August 9, 2006 beginning at 1 p.m. Eastern/10 a.m. Pacific Time.  Interested participants may access the call by dialing into our conference operator at (800) 599-9795, PIN No. 27889364 International participants dial (617) 786-2905.

A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, August 16, 2006 at 5 p.m. Pacific Time.  To access the replay, call (888) 286-8010, PIN No. 66203058. International participants dial (617) 801-6888.  A copy of the second quarter earnings call will be available on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be accessible on the Company’s web site for a period of at least 12 months.

HERBST GAMING
SELECTED FINANCIAL INFORMATION
(unaudited)

	Three Months Ended June 30,		Six months Ended June 30,
	2005	2006	2005	2006
	(dollars in thousands)
Income Statement Data
Revenues
Route operations	$85,088	$87,022	$166,607	$177,894
Casino operations
Nevada	23,915	23,364	48,622	47,909
Other states	31,877	34,197	54,325	69,392
Other	1,390	2,420	2,727	4,490
Total revenues	142,270	147,003	272,281	299,685
Promotional allowances — route	(45)	(23)	(83)	(37)
Promotional allowances — casino
Nevada	(3,038)	(3,365)	(6,145)	(6,565)
Other states	(2,565)	(4,819)	(3,875)	(9,379)
	(5,648)	(8,207)	(10,103)	(15,981)
Net revenues	136,622	138,796	262,178	283,704
Cost of revenues
Route operations	63,909	67,130	125,536	135,767
Casino operations
Nevada	14,905	14,946	29,463	29,761
Other states	22,044	21,655	35,964	43,369
Other operations	—	1,385	—	2,156
Depreciation and amortization	8,379	8,929	15,763	17,489
General and administrative	3,919	4,096	7,811	8,264
Total costs and expenses	113,156	118,141	214,537	236,806
Income from operations	23,466	20,655	47,641	46,898
Interest income	146	188	420	396
Interest expense	(9,376)	(9,557)	(17,678)	(18,786)

Net income	$14,236	$11,286	$30,383	$28,508

	December 31,	June 30,
	2005	2006
	(dollars in thousands)

Balance Sheet Data
Cash and cash equivalents	$73,849	$69,211
Total assets	$534,930	$552,146
Total debt (1)	$500,593	$517,109
Stockholders’ equity	$7,981	$8,291

	Six-months ended June 30,
	2005	2006
Other data:
Ratio of earnings to fixed charges (2)	2.4X	2.5X
Net cash provided by operating activities	$46,758	$43,241
Net cash used in investing activities	$(286,555)	$(36,126)
Net cash provided by (used in) financing activities	$170,898	$(11,753)
Capital expenditures	$21,588	$35,510

	Three months ended June 30,		Six-months ended June 30,
	2005	2006	2005	2006
Route EBITDA (3)	$21,134	$19,869	$40,988	$42,090
Casino EBITDA (4)
Nevada (4)	5,972	5,053	13,014	11,583
Other states (4)	7,268	7,723	14,486	16,644
	34,374	32,645	68,488	70,317
Other and Corporate Adjusted (5)	(2,383)	(2,873)	(4,664)	(5,534)
Consolidated EBITDA (6)	$31,991	$29,772	$63,824	$64,783

(1)             Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)             For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges.  Fixed charges consist of interest expensed and capitalized.

(3)             Route EBITDA consists of net income plus depreciation and amortization and interest expense, net of capitalized interest, and is calculated before allocation of overhead.

(4)             Casino EBITDA consists of net income plus depreciation and amortization, interest expense, net of capitalized interest and costs associated with the retirement of assets.  Casino EBITDA for casinos in Nevada and other states are calculated before allocation of overhead.

(5)             Other and Corporate Adjusted consists of other non-gaming revenues, general and administrative expenses and interest income.

(6)             Consolidated EBITDA consists of the Company’s consolidated net income plus depreciation and amortization  and interest expense, net of capitalized interest.  EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry.  However, other companies in our industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity, as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income to EBITDA.

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
	(dollars in thousands)		(dollars in thousands)
Net Income	$14,236	$11,286	$30,383	$28,508
Interest expense	9,376	9,557	17,678	18,786
Depreciation and amortization	8,379	8,929	15,763	17,489
Consolidated EBITDA	$31,991	$29,772	$63,824	$64,783